EXHIBIT 99

Capstone Turbine Corporation Announces Second Quarter Fiscal 2011 Operating Results

Capstone Generates Positive Gross Margin for First Time in Company History on Record Revenue

CHATSWORTH, Calif., Nov. 9, 2010 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) reported operating results for its second quarter ended September 30, 2010 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2010.

Financial Summary

Revenue for the second quarter of Fiscal 2011 was $18.9 million, an increase of 22% from the second quarter of Fiscal 2010. Capstone shipped 174 units in the second quarter of Fiscal 2011, compared to 138 units in the same period last year. Average revenue per unit during each of the second quarters of Fiscal 2011 and 2010 was approximately $90,000. The product mix in the second quarter of Fiscal 2011 was composed primarily of C30 and C65 units.

Capstone's backlog as of September 30, 2010 was $83.5 million, increased 41% from September 30, 2009.

The gross margin for the second quarter of Fiscal 2011 was $0.1 million, or 1% of revenue, compared to a gross loss of $3.0 million, or 19% of revenue, during the second quarter of Fiscal 2010. The second quarter marks the first time that Capstone has generated a positive gross margin in its 22-year history. The improvement in gross margin was the result of $2.6 million related to a change in product mix. In addition, the C200 and C1000 series systems have a higher margin compared to the same period last year, when these products had low introductory pricing and higher than planned product cost. In addition, the $3.1 million improvement included reduced warranty expense and inventory charges compared to the same period last year.

"In the second quarter we achieved one of our near-term strategic objectives when Capstone generated positive gross margin for the first time in the Company's history on record quarterly sales," said Darren Jamison, Capstone's President and Chief Executive Officer. "The Capstone management team and Board of Directors have been extremely focused on lowering overall direct material costs, increasing average selling prices, and building revenues to achieve this important milestone," added Jamison.

Research and development expenses were $2.0 million for the second quarter of Fiscal 2011, a decrease of $0.3 million, or 13%, from the second quarter of Fiscal 2010. R&D expenses are reported net of benefits from cost-sharing programs. There were approximately $0.2 million of such benefits this quarter and no such benefits for the same period last year. The overall decrease in R&D expenses was the result of decreased spending for supplies.

Selling, general and administrative expenses were $6.6 million for the second quarter of Fiscal 2011, a decrease of $0.2 million, or 3%, from the second quarter of Fiscal 2010. The net decrease in SG&A expenses was comprised primarily of a decrease in consulting and professional services expenses offset by an increase in facilities and travel expenses.

Capstone's net loss was $1.9 million, or $0.01 per share, for the second quarter of Fiscal 2011, compared to a net loss of $31.9 million, or $0.17 per share, reported for the second quarter of Fiscal 2010. The improvement in net loss was primarily the result of the adoption of Accounting Standards Codification 815 "Derivatives and Hedging" which affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded a non-cash benefit of $6.9 million to change in fair value of warrant liability during the second quarter of Fiscal 2011. Capstone's net loss for the second quarter of Fiscal 2011 before considering the non-cash warrant liability benefit would have been $8.8 million (calculated by adding the $6.9 million warrant liability benefit to the $1.9 million reported net loss), or $0.04 per share (calculated by adding a $0.03 gain per share attributable to the warrant liability benefit to the $0.01 loss per share reported). The Company recorded a non-cash charge of $19.6 million to change in fair value of warrant liability during the second quarter of Fiscal 2010. Capstone's net loss for the second quarter of Fiscal 2010 before considering the non-cash warrant liability charge would have been $12.3 million (calculated by subtracting the $19.6 million warrant liability charge from the $31.9 million reported net loss), or $0.07 per share (calculated by subtracting a $0.10 loss per share attributable to the warrant liability charge from the $0.17 loss per share reported). Capstone's loss from operations for the second quarter of Fiscal 2011 was $8.5 million, or 30% lower than the $12.1 million loss from operations for the second quarter of Fiscal 2010.

Cash and cash equivalents, including restricted cash, for the second quarter of Fiscal 2011 were $25.3 million, a decrease of $6.5 million from the first quarter of Fiscal 2011.

Conference Call

The Company will host a conference call today, Tuesday, November 9, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com ) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 5,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	September 30,	March 31,
	2010	2010
ASSETS
Current Assets:
Cash and cash equivalents	$ 20,270	$ 47,270
Accounts receivable, net of allowance for doubtful accounts of $255 at September 30, 2010 and $121 at March 31, 2010	24,690	18,464
Inventories	18,496	19,645
Prepaid expenses and other current assets	2,725	1,335
Total current assets	66,181	86,714
Property, plant and equipment, net	6,998	8,247
Non-current portion of inventories	3,380	3,588
Intangible asset, net	4,099	4,643
Restricted cash	5,000	--
Other assets	530	254
Total	$ 86,188	$ 103,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 14,456	$ 15,338
Accrued salaries and wages	1,438	1,741
Accrued warranty reserve	860	1,036
Deferred revenue	1,522	923
Revolving credit facility	7,437	7,571
Current portion of notes payable and capital lease obligations	124	161
Warrant liability	10,622	26,803
Other current liabilities	--	3,026
Total current liabilities	36,459	56,599
Long-term portion of notes payable and capital lease obligations	82	141
Other long-term liabilities	303	274
Commitments and contingencies	--	--
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	--	--
Common stock, $.001 par value; 415,000,000 shares authorized; 246,434,409 shares issued and 245,537,009 shares outstanding at September 30, 2010; 243,015,511 shares issued and 242,119,402 shares outstanding at March 31, 2010	246	243
Additional paid-in capital	725,850	721,408
Accumulated deficit	(675,711)	(674,178)
Treasury stock, at cost; 897,400 shares at September 30, 2010 and 896,109 shares at March 31, 2010	(1,041)	(1,041)
Total stockholders' equity	49,344	46,432
Total	$ 86,188	$ 103,446

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$18,922	$15,522	$34,974	$29,247
Cost of goods sold	18,803	18,520	35,367	35,082
Gross margin (loss)	119	(2,998)	(393)	(5,835)
Operating expenses:
Research and development	2,040	2,271	3,562	3,032
Selling, general and administrative	6,611	6,840	13,047	13,063
Total operating expenses	8,651	9,111	16,609	16,095
Loss from operations	(8,532)	(12,109)	(17,002)	(21,930)
Other income	--	--	4	--
Interest income	2	--	2	8
Interest expense	(196)	(143)	(506)	(275)
Change in fair value of warrant liability	6,937	(19,558)	16,181	(24,755)
Loss before income taxes	(1,789)	(31,810)	(1,321)	(46,952)
Provision for income taxes	136	71	212	188
Net loss	$(1,925)	$(31,881)	$(1,533)	$(47,140)

Net loss per common share — basic and diluted	$(0.01)	$(0.17)	$(0.01)	$(0.25)

Weighted average shares used to calculate basic and diluted net loss per common share	245,510	191,170	243,890	187,480
CONTACT:  Capstone Turbine Corp.
          Investor and investment media inquiries:
          818-407-3628
          ir@capstoneturbine.com